SECURITIES AND EXCHANGE COMMISSION
                        Washington D.C.  20549

                             SCHEDULE 13G
                           Amendment No. 2


              Under the Securities Exchange Act of 1934


                             GENVEC, INC.
                           (Name of Issuer)


                    Common Stock, $0.001 Par Value
                    (Title of Class of Securities)


                              37246C109
                            (CUSIP Number)




       Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

       [    ] Rule 13d-1(b)

       [    ] Rule 13d-1(c)

       [ X ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AS A TRUSTEE
       I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,161,736 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,161,736 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,161,736

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       5.31%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       L. M. WAGNER AS A TRUSTEE                        I.D. #
###-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  654,404 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               654,404 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       654,404

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       2.99%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES U/A/T
       DATED 12/30/76 FOR THE CHILDREN OF JULIET LEA HILLMAN
       SIMONDS I.D. #25-6193084

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares                        163,601
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  163,601

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       163,601

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .75%

12     Type of Reporting Person
       OO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES U/A/T
       DATED 12/30/76 FOR THE CHILDREN OF AUDREY  HILLMAN
       FISHER  I.D. #25-6193085

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares                        163,601
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  163,601

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       163,601

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .75%

12     Type of Reporting Person
       OO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES U/A/T
       DATED 12/30/76 FOR THE CHILDREN OF HENRY LEA HILLMAN,
       JR.     I.D. #25-6193086

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares                        163,601
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  163,601

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       163,601

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .75%

12     Type of Reporting Person
       OO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES U/A/T
       DATED 12/30/76 FOR THE CHILDREN OF WILLIAM TALBOTT
       HILLMAN I.D. #25-6193087

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares                        163,601
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  163,601

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       163,601

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .75%

12     Type of Reporting Person
       OO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HENRY L. HILLMAN AS A TRUSTEE
       I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  507,332 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               507,332 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       507,332

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       2.32%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       ELSIE HILLIARD HILLMAN AS A TRUSTEE
       I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  507,332 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               507,332 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       507,332

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       2.32%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
       C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
       TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Pennsylvania


Number of      5      Sole Voting Power
Shares                        490,804
Beneficially
Owned by       6      Shared Voting Power
Each                  16,528 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With           490,804

        8      Shared Dispositive Power
               16,528 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       507,332

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       2.32%

12     Type of Reporting Person
       OO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       THE HILLMAN COMPANY           I.D.# 25-1011286

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Pennsylvania


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  16,528 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               16,528 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       16,528

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .08%

12     Type of Reporting Person
       CO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON INVESTMENTS, INC.          I.D.# 51-0034468

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  16,528 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               16,528 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       16,528

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .08%

12     Type of Reporting Person
       CO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON EQUITIES, INC.             I.D.# 51-0411204

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  16,528 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               16,528 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       16,528

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .08%

12     Type of Reporting Person
       CO

CUSIP NO.  37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON SECURITIES, INC.                  I.D.# 51-0114700

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  16,528 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               16,528 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       16,528

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .08%

12     Type of Reporting Person
       CO

CUSIP NO.  37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HILLMAN/DOVER LIMITED PARTNERSHIP  I.D.# 51-0286294

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares                        16,528
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  16,528

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       16,528

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .08%

12     Type of Reporting Person
       PN

Item 1(a)  Name of Issuer

           Genvec, Inc.

Item 1(b)  Address of Issuer's Principal Executive Office:

           65 West Watkins Mill Road
           Gaithersburg, Maryland 20878

Item 2(a)  Name of Person Filing:

           (i) Hillman/Dover Limited Partnership, a Delaware limited
                      partnership whose general partner is
Wilmington Securities, Inc.

           (ii) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington
                      Equities, Inc.

           (iii) Wilmington Equities, Inc., a wholly-owned subsidiary of Wilmington
                      Investments, Inc.

           (iv) Wilmington Investments, Inc., a wholly-owned subsidiary of The
                      Hillman Company.

           (v) The Hillman Company, a corporation controlled by the HLH Trust.

           (vi)     Henry L. Hillman, Elsie Hilliard Hillman and C.
G. Grefenstette,
                      Trustees of the Henry L. Hillman Trust U/A dated November 18,
                      1985 (the "HLH Trust").

           (vii)    C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated 12/30/76
                      for the Children of Juliet Lea Hillman Simonds (the "1976 JLHS Trust).

           (viii)   C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated 12/30/76
                      for the Children of Audrey Hillman Fisher (the "1976 AHF Trust).

           (ix)     C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated 12/30/76
                      for the Children of Henry Lea Hillman, Jr.
(the "1976 HLHJR. Trust).

           (x)      C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated 12/30/76
                      for the Children of William Talbott Hillman
(the "1976 WTH Trust).

           (xi)     Elsie Hilliard Hillman

           (xii)   Henry L. Hillman

           (xiii)  L. M. Wagner

           (xiv)  C. G. Grefenstette

Item 2(b)  Address of the Principal Business Office:

           Hillman/Dover Limited Partnership, Wilmington Securities,
Inc
           Wilmington Equities, Inc. and Wilmington Investments, Inc. 824 Market Street, Suite 900
           Wilmington, Delaware 19801

           The Hillman Company, the 1976 JLHS Trust, the 1976 AHF
Trust,
           the 1976 HLHJR. Trust, the 1976 WTH Trust and the HLH Trust 1900 Grant Building
           Pittsburgh, Pennsylvania 15219

           Elsie Hilliard Hillman, Henry L. Hillman, L. M. Wagner and C. G. Grefenstette
           2000 Grant Building
           Pittsburgh, Pennsylvania 15219

Item 2(c)  Citizenship:

           Hillman/Dover Limited Partnership is a Delaware limited partnership.

           Wilmington Securities, Inc., Wilmington Equities, Inc.
and
           Wilmington Investments, Inc. are Delaware corporations.

           The Hillman Company is a Pennsylvania corporation.

           The 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLHJR.
Trust,
           the 1976 WTH Trust and the HLH Trust are Pennsylvania trusts.

           C. G. Grefenstette, L. M. Wagner, Henry L. Hillman and,
Elsie Hilliard
           Hillman are U.S. citizens.

Item 2(d)  Title of Class of Securities:

           Common Stock, $.001 Par Value

Item 2(e)  CUSIP Number

           37246C109

Item 3     Not Applicable

Item 4     Ownership:

           (a)   Amount Beneficially Owned:


            16,528 shares of Common Stock are owned of record and beneficially by Hillman/Dover Limited Partnership.
Wilmington
            Securities, Inc. is the sole general partner of Hillman/Dover
            Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc. Wilmington
Equities, Inc. is
            a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington
            Investments, Inc. is a wholly-owned subsidiary of The
Hillman Company,
            which is controlled by the HLH Trust.

            490,804 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G.
Grefenstette,
            Trustees of the Henry L. Hillman Trust U/A dated
November 18, 1985,
            a Pennsylvania revocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976
Trusts, the
            HLH Trust and Hillman/Dover Limited Partnership.  Henry
L. Hillman
            shares power to vote or to direct the vote and shares power to dispose or direct the disposition of the shares of stock owned by the HLH
            Trust and Hillman/Dover Limited Partnership.  Elsie
Hilliard Hillman
            shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the HLH
            Trust and Hillman/Dover Limited Partnership.

            163,601 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated
            December 30, 1976 for the Children of Juliet Lea Hillman
Simonds
            (together with the three trusts of even date named below, the "1976 Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and Hillman/Dover
            Limited Partnership.

            163,601 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated
            December 30, 1976 for the Children of Audrey Hillman Fisher (together with the three trusts of even date named, the
"1976 Trusts"),
            a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and Hillman/Dover
            Limited Partnership.

            163,601 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated
            December 30, 1976 for the Children of Henry Lea Hillman,
Jr.
            (together with the three trusts of even date named, the "1976 Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and Hillman/Dover
            Limited Partnership.

            163,601 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated
            December 30, 1976 for the Children of William Talbott
Hillman
            (together with the three trusts of even date named, the "1976 Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and Hillman/Dover
            Limited Partnership.

      (b)   Percent of Class

            5.31%

      (c)   Number of Shares as to which such person has:

            (i)   sole power to vote or direct the vote




            (ii)  shared power to vote or to direct the vote


                              1,161,736

                            (See Item (4)(a))

            (iii)       sole power to dispose or to direct the
                        disposition of




            (iv) shared power to dispose or to direct the disposition of


                             1,161,736

                           (See Item (4)(a))

Item 5      Ownership of Five Percent or Less of a Class:

      Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another
            Person:

      Not Applicable

Item 7      Identification and Classification of the Subsidiary
            Which Acquired
                the Security Being Reported on by the Parent Holding
Company:

      Not Applicable


Item 8      Identification and Classification of Members of the Group:

      Not Applicable

Item 9      Notice of Dissolution of Group:

      Not Applicable

Item 10     Certification:

      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                      (Intentionally Left Blank)

                              SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              HILLMAN/DOVER LIMITED PARTNERSHIP
                              By Wilmington Securities, Inc.,
                              the sole General Partner


                              By ___/s/ Andrew
      McQuarrie________________
                                    Andrew H. McQuarrie,  President

                              WILMINGTON EQUITIES, INC.


                              By ___/s/ Andrew
      McQuarrie________________
                                    Andrew H. McQuarrie,  President


                              WILMINGTON SECURITIES, INC.


                              By ___/s/ Andrew
      McQuarrie_________________
                                    Andrew H. McQuarrie,  President


                              WILMINGTON INVESTMENTS, INC.


                              By ___/s/ Andrew
      McQuarrie_________________
                                    Andrew H. McQuarrie, Vice President


                              THE HILLMAN COMPANY


                              By ___/s/ L. M.
      Wagner______________________
                                    Lawrence M. Wagner, President

                              HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN
                              & C. G. GREFENSTETTE, TRUSTEES OF THE
                              HENRY L. HILLMAN TRUST U/A DATED
                              NOVEMBER 18, 1985


                              ____/s/ C. G.
      Grefenstette_____________________
                              C. G. Grefenstette, Trustee


                              C. G. GREFENSTETTE AND L. M. WAGNER,
TRUSTEES
                              U/A/T DATED DECEMBER 30, 1976 FOR THE
CHILDREN
                              OF JULIET LEA HILLMAN SIMONDS

                                      /s/ C. G. Grefenstette

                              C. G. Grefenstette, Trustee

                                    /s/ L. M. Wagner

                              L. M. Wagner, Trustee


                              C. G. GREFENSTETTE AND L. M. WAGNER,
TRUSTEES
                              U/A/T DATED DECEMBER 30, 1976 FOR THE
CHILDREN
                              OF AUDREY HILLMAN FISHER

                                     /s/ C. G. Grefenstette

                              C. G. Grefenstette, Trustee

                                    /s/ L. M. Wagner

                              L. M. Wagner, Trustee


                              C. G. GREFENSTETTE AND L. M. WAGNER,
TRUSTEES
                              U/A/T DATED DECEMBER 30, 1976 FOR THE
CHILDREN
                              OF HENRY LEA HILLMAN, JR.

                                    /s/ C. G. Grefenstette

                              C. G. Grefenstette, Trustee

                                    /s/ L. M. Wagner

                              L. M. Wagner, Trustee

                              C. G. GREFENSTETTE AND L. M. WAGNER,
TRUSTEES
                              U/A/T DATED DECEMBER 30, 1976 FOR THE
CHILDREN
                              OF WILLIAM TALBOTT HILLMAN

                                    /s/ C. G. Grefenstette

                              C. G. Grefenstette, Trustee

                                    /s/ L. M. Wagner

                              L. M. Wagner, Trustee


                              __/s/ C. G.
      Grefenstette________________________
                              C. G. Grefenstette


                              __/s/ L. M.
      Wagner____________________________
                              L. M. Wagner


                              __/s/ Henry L.
Hillman__________________________
                              Henry L. Hillman


                              __/s/ Elsie Hilliard
Hillman______________________
                              Elsie Hilliard Hillman




    February 13, 2003
      Date